Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
June 3, 2008

Subscription until June 24, 2008

STRUCTURED PRODUCTS – BARES®

EQUITY LINKED – Linked to the NASDAQ 100 Stock Index®

Indicative Termsheet / Product Snapshot

Buffered Accelerated Return Equity Securities (BARES®) ■ Linked to the: NASDAQ 100 Stock Index® (NDX) ■ Due July 30, 2009 | 300% Upside Participation | 6% Protection	Offering Period Closes on: June 24, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse Nassau Branch has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the preliminary pricing supplement subject to completion dated June 2, 2008, product supplement dated March 25, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” sections of the product supplement and the prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://sec.gov/Archives/edgar/data/1053092/000104746908007149/a2186081z424b2.htm

Indicative Terms, June 3, 2008
EQUITY INDICES BARES® OVERVIEW

Equity Indices BARES® allow investor to receive at maturity 300% upside participation, subject to a cap, within the ranges set forth in the table below and which will be determined on the date the securities are priced for initial sale to the public, in the performance of the Reference Index – if the Reference Index appreciates; if it does not appreciate, investors are protected on the first 6% loss but participate in the decline beyond the Buffer. The BARES® are not principal protected.

INDICATIVE PRODUCT TERMS:

Issuer:	Credit Suisse, acting through its Nassau Branch	Redemption	For each $1,000 principal amount of BARES, on the
CUSIP / ISIN:	22546EBY9 / US22546EBY95	Amount at	Maturity Date, a holder will receive an amount in cash
Distributor:	Credit Suisse Securities (USA) LLC (“CSSU”)	Maturity:	equal to the principal amount of BARES multiplied by
Principal:	TBD		the sum of (1+ Index Return).
Amount
Denomination:	Minimum initial purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter	RELEVANT DATES:
Reference Index:	NASDAQ 100 Stock Index® (Ticker: NDX)	Offering Period:	Closes on June 24, 2008 @ 2:00pm EST
Initial Index Level:	Closing level of the NASDAQ 100 Index® on the Trade Date	Trade Date: Settlement Date:	June 24, 2008 June 30, 2008
Final Index Level:	Closing level of the Reference Index on the Valuation Date	Valuation Date: Maturity Date:	July 24, 2009 July 30, 2009 (13 months)
Upside Participation:	300%
Cap/Max Return:	[14% - 15%] to be determined on the Trade Date
Buffer	6.0%
Downside Participation:	100%, Beyond the Buffer
Index Return:

If the Final Index Level is > the Initial Index Level, then the Index Return will equal:

■                Upside Participation x ((Final Index Level – Initial Index Level) / Initial Index Level), subject to the cap within the ranges set forth in the table below and which will be determined on the date the securities are priced for initial sale to the public.

If the Final Index Level is less than the Initial Index Level but greater than or equal to (1 – Buffer)*Initial Index Level, then the Index Return will be zero.

If the Final Index Level is less than (1-Buffer)*Initial Index Level, then the Index Return will equal:

■                Downside Participation x [(Final Index Level – ((1-Buffer)*Initial Index Level)) / Initial Index Level]

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

PRODUCT SNAPSHOT

Who Should Invest in the BARES®:

■                         Investors who are bullish on the Reference Index and looking to add exposure to the Reference Index to their portfolio.  Investors who are interested in tripling the upside participation in the Reference Index, subject to a cap, and are able to withstand a loss of their investment in the event the Reference Index declines beyond the Buffer.

Hypothetical Upside Scenario:

■                         The Reference Index appreciated by the valuation date:  Investors receive back their initial investment plus 300% of the appreciation of the Reference Index, subject to a cap within the range set forth above and which will be determined on the date the securities are priced for initial sale to the public.

Hypothetical Downside Scenario: ■ The Reference Index depreciated by the valuation date: Investors participate in 100% of the losses beyond the Buffer.

* Hypothetical scenarios are neither indicators nor guarantees of future index performance.  Actual results will vary, perhaps materially from the hypothetical analysis.

* This graph assumes that the cap for the BARES offering is set at the midpoint of its respective range set forth in the table on page 2 of this free writing prospectus.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

A purchase of the securities involves risks.  This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the preliminary pricing supplement subject to completion dated June 2, 2008, the product supplement dated March 25, 2008, the  prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007 before investing in the securities.

An investment in BARES® is not principal protected.  You may receive less at maturity than you originally invested, or you may receive nothing should the Reference Index decline to zero.

The BARES do not pay interest.  CSSU will not pay interest on the BARES.  Even if the payment at maturity exceeds the principal amount of the BARES, you may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other CSSU debt securities.

The BARES may pay less than the full appreciation of the Reference Index at maturity.  If the Reference Index appreciates, your return will be based on three times the percentage increase of the Reference Index, subject to a cap, within the range set forth above, and which will be determined on the date the securities are priced for initial sale to the public, provided, however, that the index return will not be greater than the cap.

An investment in BARES is not the same as an investment in the stocks underlying the Reference Index or a security directly linked to such Index. The payment of dividends on the stocks which comprise, or underlie, a Reference Index has no effect on the calculation of the value of that Reference Index.  Accordingly, the Index Return based on the percentage change in the Reference Index is not the same as the total return based on the purchase of those underlying stocks held for a similar period. In addition, you may lose part of your investment even if the Reference Index has risen at certain times during the term of the securities before falling to a level below the Initial Index Level on the date or dates on which the Final Index Level is calculated.

The U.S. federal income tax consequences of the securities are uncertain.  No ruling is being requested from the Internal revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under “Certain United States Federal Income Tax Considerations” in the product and pricing supplements.

There may be little or no secondary market for the BARES.  The BARES will not be listed on any securities exchange.  We cannot assure you that a secondary market for the BARES will develop.  CSSU currently intends to make a market in the BARES, although it is not required to do so and may stop making a market at any time.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the BARES may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the value of the BARES and the price at which CSSU may be willing to purchase or sell the BARES in the secondary market, including:

•   The current level of the Reference Index.   •   Whether the level of the Reference Index has exceeded the cap or has declined below the Initial Index Level.   •   Interest and yield rates in the market.   •   The volatility of the Reference Index.   •   Economic, financial, political and regulatory or judicial events that affect the securities underlying the Reference Index or stock markets generally and which may affect the appreciation of the Reference Index.   •   The time remaining to the maturity of the BARES.   •   The dividend rate on the stocks underlying the Reference Index.   •   Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

© 2008 Credit Suisse and its subsidiaries and affiliates. All rights reserved

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com